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[LETTERHEAD]
BARRY'S JEWELERS, INC.
1 WEST LEMON AVENUE
MONROVIA, CA 91016
(818) 303-4741
FAX (818) 357-7596

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CONTACTS:
Thomas S. Liston            Robert W. Bridel            Eugene G. Heller
Vice Chairman and           President and               Silverman Heller Associates
Chief Financial Officer     Chief Executive Officer     (310) 208-2550
(818) 303-4741              (818) 303-4741
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FOR IMMEDIATE RELEASE

             BARRY'S JEWELERS SECURES WAIVERS TO FINANCING DEFAULTS

MONROVIA, California (July 12, 1996) -- Barry's Jewelers, Inc. (Nasdaq NM:BARY) today reported that it has obtained waivers of certain defaults under its revolving inventory line and its securitization facility. The defaults principally arose due to the Company's previously announced inventory shrinkage for fiscal years 1995 and 1996. The defaults were waived following discussions between Barry's management and the financing sources.

        Robert W. Bridel, president and chief executive officer of Barry's Jewelers, said, "We are very pleased to have promptly resolved this situation. We have redoubled our efforts to tighten inventory controls at all levels of our operation. We now intend to focus on preparing for what we believe will be a good holiday sales season for Barry's Jewelers."

        Barry's Jewelers, Inc., the nation's fourth largest independent retailer of fine jewelry, operates 161 retail jewelry stores in 17 states throughout the country, primarily in California, Texas, Arizona, North and South Carolina, Utah, Montana, Colorado, and Ohio.

                                  EXHIBIT 99.1